Exhibit 99.1

September 10, 2010

Dear Shareholder:

We are pleased and excited to announce that BancTrust Financial Group, Inc. and its subsidiary bank, BankTrust, plan to move their corporate headquarters to a new facility in downtown Mobile around midyear 2011.  Our new headquarters building is a 34-story office tower, which, as the newly-renamed RSA-BankTrust Building, will increase our visibility and presence in Mobile dramatically.  It will prominently display our bank’s name. We also expect our new accommodations to enable us to improve the productivity and efficiency of our operations and thereby contribute to long-term shareholder value.

Several years ago we outgrew our current leased building, and we moved our bank operations department offsite to a location that we now own.  We have occupied the existing leased facility for fifteen years and are facing increased operating costs and disruption of our business if we undertake the substantial renovations required of an older building. The imminent expiration of our lease has afforded us the opportunity to move to what will be a completely renovated RSA-BankTrust Building and consolidate our downtown branch, our bank operations department and our corporate headquarters in one location.

We expect the move to the new tower facility to result in little or no additional expense, provided that we sell our building currently housing our operations department, an important factor in our Board of Directors’ decision to authorize the move.  As owners of a substantial amount of BancTrust’s stock, our Directors are focused on keeping our overhead low, particularly during a time in which our dividend has been suspended.

We value your investment in BancTrust and want to assure you that our decision to move to a new, more efficient and highly visible location was based on the same prudent business principles that we look to for guidance in all of our actions.  We believe that, in addition to the advantages mentioned above, our move to the RSA-BankTrust Building will support our goal of becoming one of the leading providers of financial services in our markets. We look forward to keeping you informed of BancTrust’s continued progress.

Sincerely,

/s/W. Bibb Lamar, Jr.
W. Bibb Lamar, Jr.
President and Chief Executive Officer